As filed with the Securities and Exchange Commission on June 11, 2015

Registration No. 333-187659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lightbridge Corporation
(Exact name of registrant as specified in its charter)

Nevada	91-1975651
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1600 Tysons Boulevard, Suite 550
McLean, Virginia 22102
(571) 730-1200
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Seth Grae
President and CEO
Lightbridge Corporation
1600 Tysons Boulevard, Suite 550
McLean, Virginia 22102
(571) 730-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David R. Crandall
Hogan Lovells US LLP
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):  [  ]

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ X ]
(Do not check if a smaller
reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 1, 2013, Lightbridge Corporation filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-3 (Registration No. 333-187659) (the “2013 Registration Statement”), which was declared effective by the SEC on May 1, 2013, pertaining to the registration of $50,000,000 of the registrant’s common stock, preferred stock, debt securities, warrants and units.

This Post-Effective Amendment No. 1 to Form S-3 (this “Post-Effective Amendment”) is being filed by the registrant for the following purposes:

•

to update the 2013 Registration Statement to include the Company’s audited financial statements and the notes thereto for the fiscal year ended December 31, 2014 in accordance with Section 10(a)(3) of the Securities Act of 1933, as amended;

•

to set forth an updated prospectus relating to the 3,851,768 shares of common stock issuable upon exercise of outstanding warrants that were issued in connection with “registered direct” offerings under the 2013 Registration Statement pursuant to two prospectus supplements, dated October 22, 2013 and November 12, 2014 (all filing fees payable in connection with the registration of these securities were previously paid by the registrant in connection with the filing of the 2013 Registration Statement); and

•

to remove from registration $31,395,694 of securities under the 2013 Registration Statement that remain unsold and do not relate to the 3,851,768 shares of common stock issuable upon exercise of the registered direct warrants.

No offers or sales have been made under the 2013 Registration Statement following the filing by the registrant of its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 25, 2015, as amended by the Form 10-K/A filed on April 30, 2015.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 11, 2015

PROSPECTUS

LIGHTBRIDGE CORPORATION

3,851,768 shares of Common Stock
Issuable upon Exercise of Outstanding Warrants
Issued in Registered Direct Offerings

This prospectus relates to 3,851,768 shares of our common stock which we may issue upon exercise of warrants to purchase common stock we issued as part of “registered direct” offerings, as follows: (i) warrants to purchase up to 1,117,178 shares of common stock at an exercise price of $2.30 per share we issued on October 25, 2013, such warrants expiring on April 24, 2021 (the “2013 registered direct warrants”); and (ii) warrants to purchase up to 2,734,590 shares of common stock at an exercise price of $2.31 per share we issued on November 17, 2014, such warrants expiring on May 16, 2022 (the “2014 registered direct warrants” and collectively with the 2013 registered direct warrants, the “registered direct warrants.”)

To the extent any holder of the registered direct warrants determines to exercise its warrants, we will receive the payment of the exercise price in connection with such exercise.

Our common stock is listed on the NASDAQ Capital Market under the symbol “LTBR.” On June 10, 2015, the last reported sale price of our common stock on the NASDAQ Capital Market was $1.19 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus and the risks and uncertainties described in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties relating to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                  2015.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and we take no any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus relates to 3,851,768 shares of our common stock which we may issue upon exercise of the registered direct warrants. Before exercising your registered direct warrants, you should carefully read this prospectus, any supplement to this prospectus, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

References in this prospectus to “Lightbridge,” “we,” “us,” “our,” “our Company,” or “the Company” mean Lightbridge Corporation, a Nevada corporation, and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, or the Securities Act, and section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “will,” “expect,” “anticipate,” “intend,” “target,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements include, among others, (i) those concerning market and business segment growth, demand and acceptance of our nuclear energy consulting services and nuclear fuel technology business, (ii) any projections of sales, earnings, revenue, margins or other financial items, (iii) any statements of the plans, strategies and objectives of management for future operations, (iv) any statements regarding future economic conditions or performance, (v) uncertainties related to conducting business in foreign countries, as well as (vi) all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are not guarantees of future performance and involve substantial risks, uncertainties and assumptions that are difficult to predict. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth in Item 1A “Risk Factors” in our Annual Report on Form 10-K, our other filings with the Securities and Exchange Commission, or SEC, and any supplement to this prospectus and include but are not limited to:

•	our ability to commercialize our nuclear fuel technology;

•	our ability to attract new customers;

•	our ability to employ and retain qualified employees and consultants that have experience in the nuclear industry;

•	competition and competitive factors in the markets in which we compete;

•	public perception of nuclear energy generally;

•	general economic and business conditions in the local economies in which we regularly conduct business, which can affect demand for our services;

•	changes in laws, rules and regulations governing our business;

•	development and utilization of our intellectual property; and

•	potential and contingent liabilities.

The foregoing list of important factors is not intended to be and is not exhaustive. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. Actual outcomes and results may differ materially from those expressed, implied or projected in such forward-looking statements and therefore you should not place undue reliance on them. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information about us and selected information appearing elsewhere in this prospectus and in the documents we incorporate by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to exercise your registered direct warrants and invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 5 of this prospectus and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, our financial statements and the related notes and the other documents incorporated by reference in this prospectus.

About Lightbridge Corporation

Lightbridge is a leading nuclear fuel technology company and we participate in the nuclear power industry in the United States and internationally. Our mission is to be a world leader in the design and licensing of our patented nuclear fuels that are economically attractive, enhance reactor safety, proliferation resistant, and produce less waste than current generation nuclear fuels, and to provide world-class strategic advisory services to governments and utilities seeking to develop or expand civil nuclear power programs.

Our business operations can be categorized in two segments:

•

Nuclear Fuel Technology Business. We develop next generation nuclear fuel technology that has the potential to significantly increase the power output of commercial reactors, reducing the cost of generating nuclear energy and the amount of nuclear waste on a per-megawatt-hour basis and enhancing reactor safety and the proliferation resistance of spent fuel. Our main focus is on our nuclear fuel technology business segment.

•	Nuclear Energy Consulting Business. We provide nuclear power consulting and strategic advisory services to commercial and governmental entities worldwide.

We were incorporated under the laws of the State of Nevada on February 2, 1999 and engaged in businesses other than our current business until October 6, 2006, when we acquired our wholly-owned subsidiary Thorium Power, Inc.

The address of our principal executive office is 1600 Tysons Boulevard, Suite 550, McLean, Virginia, 22102, and our telephone number is (571) 730-1200. We maintain a website at www.ltbridge.com that contains information about our Company, though no information contained on our website is part of this prospectus.

The Offering

Common stock covered by this prospectus	Up to 3,851,768 shares issuable upon exercise of our registered direct warrants.

Common stock outstanding as of June 10, 2015	18,082,874 shares

Use of proceeds

Upon exercise of the registered direct warrants, if at all, we may receive up to a total of approximately $8.9 million in net proceeds. However, we cannot predict the timing or the amount of the exercise of the registered direct warrants. We intend to use any net proceeds from the exercise of the registered direct warrants for general corporate purposes, which may include, among other things, acquisitions, working capital, capital expenditures, repayment of debt, research and development expenditures, and investments. We will retain broad discretion over the use of the net proceeds. See “Use of Proceeds” on page 6 of this prospectus for additional information.

NASDAQ Capital Market symbol	“LTBR”

Risk factors

See “Risk Factors” beginning on page 5 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to exercise your registered direct warrants and invest in shares of our common stock.

The number of shares of common stock that are outstanding as of June 10, 2015 excludes:

•	1,912,157 shares of our common stock subject to outstanding options outstanding as of March 31, 2015 having a weighted exercise price of $9.35 per share;

•	1,354,956 shares of our common stock subject to outstanding options issued in April 2015 with an exercise price of $1.26 per share; and

•

4,886,764 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants, including the registered direct warrants, having a weighted exercise price of $3.72 per share.

RISK FACTORS

An investment in our common involves a high degree of risk. Prior to making a decision about exercising your registered direct warrants and investing in our common stock, you should carefully consider the risk factors described below and the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in any applicable prospectus supplement and our other filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to this Offering

Our management will have broad discretion over the use of the net proceeds from the exercise of the registered direct warrants, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from the exercise of the registered direct warrants and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for Lightbridge.

You may experience immediate and substantial dilution in the book value per share of the common stock you purchase in the offering.

The exercise price for the registered direct warrants may exceed the pro forma net tangible book value per share of our common stock prior to exercise. Assuming all of the registered direct warrants are exercised, we would issue an aggregate of 3,851,768 shares of our common stock for aggregate gross proceeds of approximately $8.9 million, and after deducting estimated aggregate offering expenses payable by us, you will experience immediate dilution of $1.73 per share in the case of the 2013 registered direct warrants and $1.74 per share in the case of the 2014 registered warrants, representing the difference between our pro forma as adjusted net tangible book value per share as of March 31, 2015 after giving effect to the exercise of the registered direct warrants and the assumed exercise price. The exercise of outstanding stock options or other warrants could result in further dilution of your investment. See the section below entitled “Dilution” for a more detailed illustration of the dilution you could incur if you exercise your registered direct warrants.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the exercise price for the registered direct warrants. We may sell shares or other securities in any offering at a price per share that is less than the exercise price for the registered direct warrants, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the exercise price for the registered direct warrants paid by any holder of the warrants.

USE OF PROCEEDS

Upon exercise of the outstanding registered direct warrants, if at all, we may receive up to a total of approximately $8.9 million in net proceeds. However, we cannot predict the timing or the amount of the exercise of the outstanding registered direct warrants. We intend to use any net proceeds that we may receive from the exercise of the registered direct warrants for general corporate purposes, which may include, among other things:

•	acquisitions;

•	working capital;

•	capital expenditures;

•	repayment of debt;

•	research and development expenditures; and

•	investments.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the exercise of the outstanding registered direct warrants by their holders. Accordingly, we will retain broad discretion over the use of the net proceeds from the sale of the securities covered hereby. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DIVIDEND POLICY

We have never declared or paid cash dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not plan to pay any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors.

DILUTION

If you exercise registered direct warrants, your ownership interest will be diluted to the extent of the difference between the exercise price per share and the as adjusted net tangible book value per share after giving effect to the exercise of the registered direct warrants. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares upon exercise of their registered direct warrants and the as-adjusted net tangible book value per share of our common stock immediately after giving effect to the exercise of the registered direct warrants. Our net tangible book value as of March 31, 2015 was approximately $3.5 million, or $0.20 per share.

After giving effect to the sale of our common stock pursuant to this prospectus in the aggregate amount of approximately $8.9 million, reflecting the exercise of all 1,117,178 of the 2013 registered direct warrants at $2.30 per share and all 2,734,590 of the 2014 registered direct warrants at $2.31 per share, and after deducting the estimated aggregate offering expenses payable by us, our net tangible book value as of March 31, 2015 would have been approximately $12.4 million, or $0.57 per share of common stock. This represents an immediate increase in the net tangible book value of $0.37 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.73 per share to the holders of the 2013 registered direct warrants and $1.74 to the holders of the 2014 registered direct warrants.

The following table illustrates this per share dilution:

		2013	2014
		warrants	warrants
Exercise price per		$2.30	$2.31
Net tangible book value per share as of March 31, 2015	$0.20
Increase per share attributable to exercising warrant holders	$0.37
As adjusted net tangible book value per share as of March 31, 2015		0.57	0.57
Dilution per share to exercising warrant holders		$1.73	$1.74

The foregoing table and discussion is based on 18,082,874 shares of common stock outstanding as of March 31, 2015 and excludes:

•	1,912,157 shares of our common stock subject to outstanding options having a weighted exercise price of $9.35 per share;

•	1,034,996 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants issued in July 2010 having an exercise price of $9.00 per share; and

•	463,192 shares of our common stock that were available for issuance under our 2006 Stock Plan.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

As of June 10, 2015, there were 18,082,874 shares of our common stock outstanding.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

As of June 10, 2015, no shares of our preferred stock were outstanding.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of our common stock nor the holders of any preferred stock we may issue in the future have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•

the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•

if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our articles of incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Transfer Agent and Registrar

Our independent stock transfer agent is Computershare Trust Company, located at 350 Indiana Street, Golden, Colorado 80401. Their phone number is (303) 262-0600.

DESCRIPTION OF REGISTERED DIRECT WARRANTS

The material terms and provisions of the registered direct warrants are summarized below. The summary is subject to, and qualified in its entirety by, the forms of warrants which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

The registered direct warrants were issued as part of units in “registered direct” offerings. The initial exercise price of the 2013 registered direct warrants is $2.30 per share, and the initial exercise price of the 2014 registered direct warrants is $2.31 per share. The exercise price for the warrants was determined by negotiations among us and the representatives of the underwriters in the applicable registered direct offerings. The warrants are currently exercisable. The 2013 registered direct warrants expire April 24, 2021 and the 2014 registered direct warrants expire on May 16, 2022. The exercise price and the number of shares for which each warrant may be exercised is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price of warrants held by a purchaser (or such purchaser’s direct or indirect transferee) is subject to appropriate adjustment in the event of cash dividends or other distributions to holders of shares of our common stock.

There is no established public trading market for the registered direct warrants, and we do not expect a market to develop. We do not intend to apply to list the registered direct warrants on any securities exchange. Without an active market, the liquidity of the registered direct warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the registered direct warrants during the period when the warrants are exercisable, the registered direct warrants will not have any value.

Holders of the registered direct warrants may exercise their warrants to purchase shares of our common stock by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the registered direct warrant is being exercised is required to be delivered within one trading day after exercise of the registered direct warrant. In the event that the registration statement relating to the shares issuable upon exercise of the registered direct is not effective, a holder of registered direct warrants will have the right to exercise its warrants for a net number of shares pursuant to the cashless exercise procedures specified in the warrants. Registered direct warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a registered direct warrant. Upon the holder’s exercise of a registered direct warrant, we will issue the shares of common stock issuable upon exercise of the registered direct warrant within three trading days of our receipt of notice of exercise.

The shares of common stock issuable on exercise of the registered direct warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We have authorized and reserved at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time registered direct warrants are outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting stock, or the sale of all or substantially all of our assets, the holder of any registered direct warrants will thereafter receive upon exercise of the warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise of such warrants would have been entitled upon such consolidation or merger or other transaction. Furthermore, we cannot enter into a fundamental transaction unless the successor entity assumes in writing all of our obligations to the warrant holders. Additionally, in the event of a fundamental transaction, each registered direct warrant holder will have the right to require us, or our successor, to repurchase its warrant for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of such fundamental transaction.

The exercisability of the registered direct warrants may be limited in certain circumstances if, upon exercise, certain holders or any of their affiliates would beneficially own more than 4.99% of our common stock. This limit may be increased to up to 9.99%, in the case of the 2013 registered direct warrants, and up to 19.99%, in the case of the 2014 registered direct warrants, in each case upon no fewer than 60 days’ notice.

PLAN OF DISTRIBUTION

The shares of common stock underlying the registered direct warrants are being offered directly by the Company, without an underwriter, and the holders of such registered direct warrants may purchase the shares of common stock directly from the Company, by exercising their registered direct warrants as described in the section entitled “Description of Registered Direct Warrants.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the common stock and warrants covered by this prospectus. This discussion only applies to purchasers who purchase and hold the common stock and warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of common stock and warrants in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations promulgated thereunder, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those discussed below. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any non-U.S., state, local or other tax considerations that may be relevant to a purchaser or holder of common stock or warrants in light of its particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of common stock or warrants that is subject to special treatment under U.S. federal income tax laws (including a tax-exempt entity, pension or other employee benefit plan, financial institution or broker-dealer, person holding common stock or warrants as part of a hedging or conversion transaction or straddle, an insurance company, a former U.S. citizen, or former long-term U.S. resident). The authorities on which this discussion is based are subject to various interpretations, and any views expressed within this discussion are not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. No assurance can be given that the IRS or the courts will agree with the tax consequences described herein. Additionally, we cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common stock or warrants, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership that holds the common stock or warrants you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the common stock and warrants.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. IF YOU ARE CONSIDERING THE EXERCISE OF THE REGISTERED DIRECT WARRANTS, SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR NON-U.S. TAXING JURISDICTIONS.

Purchase of the Common Stock and Warrants

The registered direct warrants were sold as units consisting of common stock and warrants. The units are treated as “investment units” under U.S. federal income tax law. For U.S. federal income tax purposes, the purchase by “U.S. holders” and “non-U.S. holders” (each as defined below) of a unit is treated as the acquisition of two components: one share of common stock and the applicable warrants. The purchase price for each unit is allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the applicable “U.S. holder” or “non-U.S. holder.” This allocation of the purchase price for each unit establishes the initial tax basis for U.S. federal income tax purposes of a “U.S. holder” and “non-U.S. holder” in the shares of common stock and the warrants that comprise each unit.

A holder may obtain the allocation by submitting a written request to the Company directed to Lightbridge Corporation, Investor Relations and Corporate Communications, 1600 Tysons Boulevard, Suite 550, McLean, Virginia 22102. However, the IRS will not be bound by the Company’s allocation of the purchase price between the shares of common stock and warrants, and, therefore, the IRS or a court may not respect the allocation set forth above. Each “U.S. holder” and “non-U.S. holder” should consult its own tax advisor regarding the allocation of the purchase price for each unit between the two components.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the common stock and warrants by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of the common stock or warrants and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Warrants

Exercise of Warrants.

A U.S. holder will not recognize gain or loss for U.S. federal income tax purposes on the exercise of a warrant. A U.S. holder’s initial tax basis in a share of our common stock received on the exercise of a warrant will be equal to the sum of (i) such U.S. holder’s tax basis in such warrant plus (ii) the exercise price paid by such U.S. holder on the exercise of such warrant. As discussed above, a U.S. holder’s initial tax basis in its warrant will equal the portion of the purchase price of a unit allocated to the warrant.

The U.S. federal income tax consequences of a cashless exercise of a warrant to a U.S. holder are not clear under current tax law. A cashless exercise may, for example, be treated as a tax-free recapitalization, in which case a U.S. holder’s tax basis in the shares of our common stock received would equal the tax basis in the surrendered warrants, and the U.S. holder’s holding period in any shares of our common stock received on exercise would include the holding period of the surrendered warrants. Alternatively, a cashless exercise could be treated as a taxable exchange, which is treated in the same manner as a sale or exchange of warrants (as described below) in which gain or loss should be recognized and the U.S. holder’s holding period in the shares of our common stock received on exercise would begin on the day after the warrants are exercised and would not include the period during which the warrants were held. The U.S. holder’s tax basis in the shares of our common stock received would equal the fair market value of such shares of common stock at the time of the cashless exercise.

Due to the absence of authority as to the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences described above, or of other possible characterizations of a cashless exercise, would be adopted by the IRS or a court of law. Accordingly, a U.S. holder should consult its own tax advisors with respect to the tax consequences of making a cashless exercise.

Disposition of Warrants.

Upon any sale, exchange or other disposition of a warrant, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, or other disposition, and the U.S. holder’s adjusted tax basis in the warrant. As discussed above, a U.S. holder’s initial tax basis in its warrant will equal the portion of the purchase price of a unit allocated to the warrant. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for warrant exceeds one year. Long-term capital gains of non-corporate U.S. holders (including individuals) with respect to a warrant are currently eligible for reduced rates of taxation. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate U.S. holders. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.

In addition, gains recognized by U.S. holders that are individuals or estates, or a trusts that do not fall into a special class of trusts that are exempt from such tax could be subject to the 3.8% Medicare tax on net investment income or “undistributed net investment income” (in the case of estates and trusts). A U.S. holder’s net investment income generally will include its net gains from the disposition of the warrants, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Expiration of Warrants Without Exercise.

Upon the expiration of a warrant, a U.S. holder will generally recognize capital loss in an amount equal to such U.S. holder’s tax basis in the warrant. Certain limitations exist on the deduction of capital losses by U.S. holders. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.

Certain Adjustments to the Warrants.

Any adjustment to the number of our common shares that will be issued on the exercise of a warrant, or an adjustment to the exercise price of a warrant, may be treated as a constructive distribution to a U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in the earnings and profits or assets of the Company. An adjustment can be treated as a constructive distribution regardless of whether the U.S. holder ever exercises the warrant or receives any cash or property as a result of the adjustment (or, in certain circumstances, a failure to adjust). However, it is unclear whether such constructive distributions would be eligible for the reduced tax rate applicable to “qualified dividend income” paid to non-corporate U.S. holders or for the dividends-received deduction applicable to certain dividends paid to corporate U.S. holders (discussed in “Distributions on the Common Stock” below). You should consult your tax advisor as to the tax consequences of receiving constructive dividends. Generally, a U.S. holder’s tax basis in a warrant will be increased by the amount of any such constructive distribution.

Common stock

Distributions on the Common stock.

In general, if distributions are made with respect to our common stock, such distributions will be includible in a U.S. holder’s income of the day such a distribution is actually or constructively received by a U.S. holder as dividend income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of such distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the common stock (but not below zero), and the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “Disposition of the Common Stock.” Dividend income received by non-corporate U.S. holders (including individuals) of common stock will generally be subject to the preferential rates applicable to long-term capital gains if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The preferential rate does not apply to dividends received to the extent that the U.S. holder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to non-corporate U.S. holders with respect to the common stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the common stock becomes ex-dividend.

Furthermore, U.S. holders that are individuals, estates, or trusts that do not fall into a special class of trusts that are exempt from such tax could be subject to the 3.8% Medicare tax on net investment income or “undistributed net investment income” (in the case of estates and trusts). A U.S. holder’s net investment income generally will include any dividends received with respect to the common stock, unless such dividends are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate U.S. holders of common stock generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held by the corporate U.S. holder for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the common stock.

Disposition of the Common Stock

Upon any sale, exchange, redemption, or other disposition of the common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption or other disposition and the U.S. holder’s adjusted tax basis in the common stock. As discussed above, a U.S. holder’s initial tax basis in a share of our common stock received on the exercise of a warrant will generally be equal to the sum of (i) such U.S. holder’s tax basis in such warrant plus (ii) the exercise price paid by such U.S. holder on the exercise of such warrant. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock exceeds one year. Long-term capital gains of non-corporate U.S. holders (including individuals) with respect to the common stock are currently eligible for reduced rates of taxation. Certain limitations exist on the deduction of capital losses by U.S. holders. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.

In addition, gains recognized by U.S. holders that are individuals, estates, or trusts that do not fall into a special class of trusts that are exempt from such tax could be subject to the 3.8% Medicare tax on net investment income or “undistributed net investment income” (in the case of estates and trusts). A U.S. holder’s net investment income generally will include its net gains from the disposition of the common stock, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information Reporting and Backup Withholding.

Information reporting and backup withholding may apply with respect to payments of dividends (including constructive distributions) on the common stock and to certain payments of proceeds on the sale or other disposition of the common stock and warrants. Certain U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the common stock and certain payments of proceeds on the sale or other disposition of the common stock and warrants if the U.S. holder:

•	fails to furnish its Taxpayer Identification Number (“TIN”);

•	furnishes an incorrect TIN;

•	is notified by the IRS that such holder is subject to backup withholding because it has failed to properly report payments of interest; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest payments.

A U.S. holder generally will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 to us or our paying agent. U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Subject to the qualifications set forth above under the heading “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the common stock and warrants by certain “non-U.S. holders” (as defined below). For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of the common stock or warrants and you are not a “U.S. holder” or an entity treated as a partnership for U.S. federal income tax purposes.

Warrants

Exercise of Warrants.

A non-U.S. holder will not recognize gain or loss for U.S. federal income tax purposes on the exercise of a warrant. A non-U.S. holder’s initial tax basis in a share of our common stock received on the exercise of a warrant will be equal to the sum of (i) such non-U.S. holder’s tax basis in such warrant plus (ii) the exercise price paid by the non-U.S. holder on the exercise of such warrant. As discussed above, a non-U.S. holder’s initial tax basis in its warrant will equal the portion of the purchase price of a unit allocated to the warrant.

The U.S. federal income tax consequences of a cashless exercise of a warrant to a non-U.S. holder are not clear under current tax law. A cashless exercise may, for example, be treated as a tax-free recapitalization, in which case a non-U.S. holder’s tax basis in the shares of our common stock received would equal the tax basis in the surrendered warrants, and the non-U.S. holder’s holding period in any shares of our common stock received on exercise would include the holding period of the surrendered warrants. Alternatively, a cashless exercise could be treated as a taxable exchange, which is treated in the same manner as a sale or exchange of warrants (as described below) in which gain or loss should be recognized and the non-U.S. holder’s holding period in the shares of our common stock received on exercise would begin on the day after the warrants are exercised and would not include the period during which the warrants were held. Any gain generally should be treated in the same manner as described below under “Sale, Exchange, or Other Disposition of Warrants.” The non-U.S. holder’s tax basis in the shares of our common stock received would equal the fair market value of such common stock at the time of the cashless exercise.

Sale, Exchange, or Other Disposition of Warrants.

Upon the sale, exchange, or other disposition of a warrant, a non-U.S. holder will generally not be subject to U.S. federal income tax on such sale, exchange, or other disposition of a warrant unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a United States real property holding company (“USRPHC”) for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code. We believe that we are not currently a USRPHC.

A non-U.S. holder described in the first bullet point above will generally be subject to tax on the net gain derived from the sale of the warrant under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale of the warrant, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the United States. If the third bullet point above is applicable, a non-U.S. holder will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In the event that our warrants are regularly traded on an established securities market, the treatment described in the preceding sentence would apply to a non-U.S. holder that owned, directly or pursuant to certain attribution rules, more than 5% of our warrants at any time during the five year period ending on the date of the disposition.

If a non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, or other disposition of the warrant, such non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, or other disposition of the warrant, and the non-U.S. holder’s adjusted tax basis in the warrant. As discussed above, a non-U.S. holder’s initial tax basis in its warrant will equal the portion of the purchase price of a unit allocated to the warrant. The capital gain or loss recognized by the non-U.S. holder will be long-term capital gain or loss if the non-U.S. holder’s holding period for the warrant exceeds one year. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.

Expiration of Warrants Without Exercise.

Upon the expiration of a warrant, a non-U.S. holder will generally recognize capital loss in an amount equal to such non-U.S. holder’s tax basis in the warrant. Certain limitations exist on the deduction of capital losses by non-U.S. holders. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses.

Certain Adjustments to the Warrants.

Any adjustment to the number of our common shares that will be issued on the exercise of a warrant, or an adjustment to the exercise price of a warrant, may be treated as a constructive distribution to a non-U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in the “earnings and profits” or assets of the Company. An adjustment can be treated as a constructive distribution regardless of whether the non-U.S. holder ever exercises the warrant or receives any cash or property as a result of the adjustment (or, in certain circumstances, a failure to adjust). Generally, a non-U.S. holder’s tax basis in a warrant will be increased by the amount of any such constructive distribution. Any constructive distribution will be taxed in the same manner as an actual distribution, as discussed in “Distributions on the Common Stock” below, including withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, which may be withheld from subsequent payments on the common stock, or the proceeds of a disposition of the common stock or warrants paid or credited to a non-U.S. holder.

Common Stock

Distributions on the Common Stock.

In general, if distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s tax basis in the common stock (but not below zero) and, to the extent such portion exceeds the non-U.S. holder’s tax basis, the excess will be treated as gain from the disposition of the common stock, the U.S. federal income tax treatment of which is discussed below under “Disposition of the Common Stock.”

Dividends paid to a non-U.S. holder of the common stock that are not effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to U.S. backup withholding, provided certain certification and disclosure requirements are satisfied, including completing an IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person, as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence.

A non-U.S. holder of the common stock who wishes to claim the benefit of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends will be required to (a) complete an IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of the applicable Treasury regulations.

A non-U.S. holder of the common stock eligible for a reduced rate of withholding pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of the Common Stock.

Any gain realized by a non-U.S. holder on the disposition of the common stock will generally not be subject to U.S. federal income tax or U.S. backup withholding unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a USRPHC, and such non U.S.-holder owned, directly or pursuant to certain attribution rules, more than 5% of our common stock at any time during the five year period ending on the date of disposition, provided that our common stock is regularly traded on an established securities market. We believe that we are not currently a USRPHC.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale of the common stock under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person, as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale of the common stock, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code.

Information Reporting and Backup Withholding.

We must report annually to the IRS and to each non-U.S. holder the amount of dividends (including constructive distributions) paid to such non-U.S. holder on the common stock and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty with the United States.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption. Generally, the certification procedures to claim treaty benefits described under “Distributions on the Common Stock” above will generally satisfy the certification requirements necessary to avoid backup withholding.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the common stock or warrants which may be acquired upon exercise of the warrants, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act.

The Foreign Account Tax Compliance Act (“FATCA”), generally imposes a 30% withholding on certain types of U.S.-source “withholdable payments” (including dividends and the gross proceeds from the sale or other disposition of stock of a U.S. corporation) to a foreign financial institutions (which are broadly defined for this purpose), and other non-U.S. entities that fail to comply with certain certification and information reporting requirements regarding U.S. account holders or owners of such institutions or entities. The obligation to withhold under FATCA applies to any dividends on the common stock and is currently expected to apply to gross proceeds from the disposition of the common stock, and though not entirely clear under FATCA, possibly the warrants, paid after December 31, 2016. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the common stock and warrants.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH HOLDER OF REGISTERED DIRECT WARRANTS SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE WARRANTS AND COMMON STOCK.

LEGAL MATTERS

Gary R. Henrie, Las Vegas, Nevada, has passed upon the validity of the common stock offered hereby.

EXPERTS

The consolidated financial statements of the Company for the years ended December 31, 2014 and 2013 incorporated in this prospectus by reference have been audited by Anderson Bradshaw PLLC, an independent registered public accounting firm, and are incorporated in reliance upon their report dated March 25, 2015, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at www.sec.gov.

This prospectus forms part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-3 that may be obtained as described above. Statements contained or incorporated by reference in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 25, 2015, as amended by the Form 10-K/A filed on April 30, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 7, 2015;

•	our Current Reports on Form 8-K filed on January 30, 2015, March 27, 2015, April 10, 2015, April 13, 2015, May 18, 2015 and June 10, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on July 18, 2006, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering of the securities described in this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement or post-effective amendments thereto and prior to the effectiveness of the registration statement or post-effective amendments thereto, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost by contacting: Lightbridge Corporation, 1600 Tysons Boulevard, Suite 550, McLean, Virginia, 22102; telephone number: (571) 730-1200. You may also access the documents incorporated by reference in this prospectus through our website at www.ltbridge.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, to be paid solely by us, in connection with the issuance and distribution of the securities being registered hereby:

Amount to
be Paid*
SEC Registration Fee**	$—
Legal Fees and Expenses	4,000
Accounting Fees and Expenses	4,000
Printing and miscellaneous expenses	2,000
Total	$10,000

*	All amounts shown herein, except the SEC registration fee, are estimated and may vary based upon, among other things, the number of issuances and amount of securities offered. We will pay all of these expenses.

**	Previously paid.

Item 15. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation and Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

•

We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

•

We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on June 11, 2015.

Lightbridge Corporation

By:	/s/ Seth Grae
Seth Grae
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Seth Grae	President, Chief Executive Officer and Director	June 11, 2015
Seth Grae	(Principal Executive Officer)

/s/ Linda Zwobota	Chief Financial Officer	June 11, 2015
Linda Zwobota	(Principal Financial and Accounting Officer)

/s/ Thomas Graham, Jr.	Chairman and Director	June 11, 2015
Thomas Graham, Jr.

/s/ Victor E. Alessi	Director	June 11, 2015
Victor E. Alessi

/s/ Kathleen Kennedy Townsend	Director	June 11, 2015
Kathleen Kennedy Townsend

/s/ Daniel B. Magraw	Director	June 11, 2015
Daniel B. Magraw

EXHIBIT INDEX

Exhibit No.	Description
1.1

Placement Agency Agreement, dated as of October 21, 2013, by and among the Registrant and William Blair & Company, L.L.C. (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on October 22, 2013).

1.2

Placement Agency Agreement, dated as of November 12, 2014, by and among the Registrant and William Blair & Company, L.L.C. (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on November 18, 2014).

3.1

Articles of Incorporation of the Registrant as filed with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB-2 filed on December 11, 2001, File No. 333-74914).

3.1

Articles of Incorporation of the Registrant as filed with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB-2 filed on December 11, 2001, File No. 333-74914).

3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 13, 2006).
3.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Appendix A to the Registrant’s definitive information statement on Schedule 14C filed on July 31, 2006).
3.4	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 25, 2009).
3.5	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on July 9, 2007).
4.1	Specimen Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-3 filed on April 1, 2013, File No. 333-187659).
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 22, 2013).
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 18, 2014).
5.1	Opinion of Gary R. Henrie, Esq. (incorporated by reference to Exhibit 5.2 to the Registrant’s Current Report on Form 8-K filed on October 22, 2013).
5.2	Opinion of Gary R. Henrie, Esq. (incorporated by reference to Exhibit 5.2 to the Registrant’s Current Report on Form 8-K filed on November 18, 2014).
10.1

Form of Subscription Agreement, dated as of October 21, 2013, by and between the Registrant and each of the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 22, 2013).

10.2

Form of Subscription Agreement, dated as of November 12, 2014, by and between the Company and each of the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 18, 2014).

23.1*	Consent of Anderson Bradshaw PLLC.
23.2	Consent of Gary R. Henrie, Esq. (included in Exhibit 5.1).
23.3	Consent of Gary R. Henrie, Esq. (included in Exhibit 5.2).

* Filed herewith.